Exhibit 2.1
SECOND AMENDMENT TO
MERGER AGREEMENT AND PLAN OF REORGANIZATION
     This SECOND AMENDMENT (the “Amendment”) is made as of June 23, 2008 to the Merger Agreement and Plan of Reorganization (“Merger Agreement”), dated as of November 13, 2007, as amended, by and among Winston Laboratories, Inc., a Delaware corporation, Getting Ready Corporation, a Delaware corporation, and Winston Acquisition Corp., a Delaware corporation.
RECITAL
     The parties desire to further amend the Merger Agreement according to the terms and conditions provided herein.
     NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendments to Closing Conditions. Article VII of the Merger Agreement is hereby amended as follows:
a)	Section 7.2(a) is hereby amended and restated in its entirety as follows:
“Representations and Warranties . As of the Closing, each representation and warranty set forth in Article IV shall be true and correct, except as would not have a Material Adverse Effect.”
b)	Section 7.2(e) is hereby amended and restated in its entirety as follows:
“Performance of Obligations of Winston . Winston shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except as would not have a Material Adverse Effect.”
c)	The date “December 31, 2006” set forth in Section 7.2(m) shall be amended to read “December 31, 2007.”
d)	Section 7.3(a) is hereby amended and restated in its entirety as follows:
“Representations and Warranties . As of the Closing, each representation and warranty set forth in Article V shall be true and correct, except as would not have a Material Adverse Effect.”

e)	Section 7.3(b) is hereby amended and restated in its entirety as follows:
“[Intentionally omitted.]”
f)	Section 7.3(c) is hereby amended and restated in its entirety as follows:
“Performance of Obligations of Parent and Merger Sub . Each of Parent and Merger Sub shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except as would not have a Material Adverse Effect.”
     2. Miscellaneous. Except as expressly provided herein, the Merger Agreement shall continue unmodified and shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section headings used herein are for convenience of reference only and are not to be considered part of this Amendment and shall not limit or otherwise affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed simultaneously in two (2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
[signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Winston Laboratories, Inc.
By:	/s/ Joel Bernstein
	Name:	Joel Bernstein
Its: President

Getting Ready Corporation
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
Its: Chief Executive Officer

Winston Acquisition Corp.
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
Its: President

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